As filed with the Securities and Exchange Commission on July 12, 2016

Registration No. 333-197368

Registration No. 333-212048

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT NO. 333-197368

FORM S-8

REGISTRATION STATEMENT NO. 333-212048

UNDER

THE SECURITIES ACT OF 1933

Celator Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-2680869
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

200 PrincetonSouth Corporate Center, Suite 180 Ewing, New Jersey	08628
(Address of principal executive offices)	Zip Code

Celator Pharmaceuticals, Inc.

2013 Equity Incentive Plan

(Full title of the plan)

Scott T. Jackson

Chief Executive Officer

Celator Pharmaceuticals, Inc.

200 PrincetonSouth Corporate Center, Suite 180

Ewing, New Jersey 08628

(609) 243-0123

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements filed by Celator Pharmaceuticals, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-197368, originally filed with the Securities and Exchange Commission (the “SEC”) on July 11, 2014; and

•	Registration Statement No. 333-212048, originally filed with the SEC on June 15, 2016.

The Company is filing this Post-Effective Amendment No. 1 to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by the Company pursuant to the above referenced Registration Statements.

On July 12, 2016, pursuant to the Agreement and Plan of Merger, dated as of May 27, 2016 (the “Merger Agreement”), by and among Plex Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Jazz Pharmaceuticals plc, an Irish public limited company (“Parent”), Parent and the Company, Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and as an indirect wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Ewing, State of New Jersey, on July 12, 2016.

CELATOR PHARMACEUTICALS, INC.

By:	/s/ Scott T. Jackson
Scott T. Jackson
Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.